Exhibit 99.1

China TransInfo Announces 2010 Annual Shareholder Meeting Results

BEIJING, June 17 -- China TransInfo Technology Corp. (Nasdaq: CTFO), ("China TransInfo" or the "Company"), a leading provider of intelligent transportation systems for highway and urban transportation management in China, today announced the results of its 2010 Annual Shareholder Meeting (the "Annual Meeting") held on June 11, 2010 in Beijing, China.

At the Annual Meeting, shareholders elected each of the following nominees to the board of directors of the Company for a one-year term: Shudong Xia, Danxia Huang, Jay Trien, Zhongsu Chen, Dan Liu, Brandon Ho-Ping Lin and Xingming Zhang.

Additionally, shareholders ratified the appointment of BDO China Li Xin Da Hua CPAs Co., Ltd., a member firm of BDO International, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010.

About China TransInfo

China TransInfo, through its affiliate, China TransInfo Technology Group Co., Ltd., (the "Group Company") and the Group Company's PRC operating subsidiaries, is primarily focused on providing transportation information services and comprehensive solutions based on Geographic Information System (GIS) technologies. The Company aims to become the largest transportation information products and comprehensive solutions provider, as well as the largest real time transportation information platform operator and provider in China. In addition, the Company is developing its transportation system to include Electronic Toll Collection technology. As the co-formulator of several transportation technology national standards, the Company owns software copyrights for 89 software products and has won 5 of the 10 model cases sponsored by the PRC Ministry of Communications. The Company's affiliation with Peking University provides the Company access to the University's GeoGIS Research Laboratory, including over 30 Ph.D. researchers. As a result, the Company is playing a key role in setting the standards for electronic transportation information solutions. For more information, please visit the Company's website at http://www.chinatransinfo.com .

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

  For more information, please contact:

  Company Contact:
    Ms. Fan Zhou, Investor Relations Director
    China TransInfo Technology Corp.
    Email: ir@ctfo.com
    Tel: +86-10-5169-1657

 Investor Relations Contact:

    CCG Investor Relations
    Mr. Athan Dounis, Account Manager
    Email: athan.dounis@ccgir.com
    Tel: +1-646-213-1916 +1-646-213-1916

    Mr. Crocker Coulson, President
    Email: crocker.coulson@ccgir.com
    Tel: +1-646-213-1915 +1-646-213-1915
    Web: www.ccgirasia.com